Exhibit 10.6
Drumduan Associates
Newton of Drumduan
Dess
Aboyne
Aberdeenshire
AB34 5BD
13 June 2006
Dear Sirs
I am authorised by the Board of Directors (the “Board”) of OCZ Technology Group, Inc., a Delaware corporation (the “Company”) to record the terms under which Drumduan Associates will be providing the services of George Kynoch as a consultant (and not an employee) to the Company. Additionally, reference is made to that certain Indemnity Agreement entered into between Mr. Kynoch and the Company as of even date herewith. The terms of the services provided by Mr. Kynoch are as follows:
1.	TERMS OF APPOINTMENT

1.1	Subject to the rights of the stockholders of the Company, Mr. Kynoch shall be appointed a non-executive director, a member of each of the remuneration and audit committees, Chairman of the Board of the Company and Chairman of the audit committee and by signing this agreement, Drumduan Associates and Mr Kynoch accept this appointment. The Company accepts that Drumduan Associates will not be providing Mr Kynoch’s services on an exclusive basis and, in view of other interests to which he must attend Drumduan Associates agree to use all reasonable endeavours to arrange a mutually agreeable schedule of meeting dates.

1.2	Accordingly, and subject as provided in paragraphs 1.3 and 1.4 his appointment as a consultant and as a non-executive director and Chairman is conditional upon, and will be with effect from, the date of admission of the Company to trading on AIM (“Admission”). His appointment to all the positions will continue for an initial period of 12 months from Admission and shall continue thereafter, unless and until terminated by not less than 6 months’ written notice given by either the Company or Drumduan Associates, whereupon Drumduan Associates, position as a consultant will cease and Mr Kynoch hereby agrees to resign from the Board forthwith.

1.3	He shall be required to submit himself for re-election to the Board at regular intervals in accordance with the Principles of Good Governance and Code of Best Practice (the “Combined Code”) set out in the Listing Rules published by the United Kingdom Listing Authority, Delaware Law, the Bylaws and Certificate of Incorporation of the Company (the “Chatter Documents”). In the event that he does not offer himself for re-election by stockholders or he is not re-appointed or deemed to have been re-appointed a director by stockholders following his retirement at any time in accordance with the Combined Code, Delaware Law or the Company’s Charter Documents his appointment shall terminate with immediate effect.
If Mr. Kynoch is otherwise removed as a director or vacates office pursuant to the law or the Company’s Charter Documents or he resigns either for his own reasons or at the request of the Board his appointment shall also terminate with immediate effect.

1.4	The Board’s recommendation for his re-election by stockholders is not automatic. In advance of each relevant occasion the Board will normally discuss at a Board meeting whether or not to recommend his re-election; he will be advised of the decision following the conclusion of the meeting.

2.	DUTIES

2.1	Drumduan Associates will make Mr Kynoch available as a non-executive director and advises that he should:
2.1.1	bring an independent judgment to bear on issues of Company strategy, performance, resources (including key appointments) and standards of conduct, inter alia as outlined in the Combined Code and Delaware Law;

2.1.2	fulfil his general duties as a director (pursuant to the Company’s Charter Documents, Delaware Law and all other relevant laws and regulations);

2.1.3	abide by his fiduciary duties;

2.1.4	immediately report his own wrongdoing or the proposed wrongdoing of any other employee or director of the Company of which he may become aware of to the Board;

2.1.5	take reasonable steps as would be expected of a non-executive director to ensure that the financial information supplied to him is accurate and that the financial Controls and systems of risk management are defensible; and

2.1.6	attend in person or by telephone conference at least 75% of the meetings of the Board per year and all meetings of the Remuneration and Audit Committees and will endeavour to attend all stockholder meetings.
3.	INFORMATION

Mr Kynoch will be supplied with all information (including financial information) which is available to any other member of the board and, upon request to the Company, will be provided all other information which he reasonably requires in order to carry out his duties. Such information will be provided in sufficiently good time to enable him to give it proper consideration prior to any decision which may have to be made.
4.	RESPONSIBILITIES

Mr Kynoch should accept responsibilities when required to do so in accordance with the law, the requirements of the United Kingdom Listing Authority, London Stock Exchange plc, the Delaware General Corporation Law, the rules and regulations of the U.S. Securities Act of 1933, the rules and regulations of the U.S. Securities Exchange Act of 1934 and the California Corporations Code as it applies to the Company, and should comply with the Combined Code and the Model Code on directors’ dealings in securities as set out in Chapter 16 of the Listings Rules issued by the United Kingdom Listing Authority, copies of which, as applicable to directors, have been provided to him. As referred to in the Combined Code, he is responsible, along with the rest of the Board, for preparing the annual report and accounts of the Company on the bases set out therein.

5.	REMUNERATION

5.1	Drumduan Associates will be paid a fee for the provision of Mr Kynoch’s services at the rate of £40,000 per annum subject to the submission of invoices to the Company. Such fees are exclusive of Taxes and will be paid without any deductions and, in consideration of this and so far as permitted by law, Drumduan Associates hereby agrees to indemnify the Company against any taxation or National Insurance contributions which may become payable by the Company in respect of such payment. Taxes payable by the Company shall be paid by the Company. For the avoidance of doubt, Mr Kynoch is not entitled to be paid directors’ fees.

5.2	Drumduan Associates’ fee shall accrue from day to day and be payable by equal monthly instalments in arrears. Drumduan Associates agrees to provide Mr Kynoch’s services for up to 3 days per calendar month for the fee set out in clause 5.1 above. Should the aggregate number of days spent by Mr Kynoch on company business in anyone calendar month exceed 3 days then the extra rate charged will be £1,000 per 8 hours (pro-rated up to the nearest half day) exclusive of taxes and Drumduan Associates will submit invoices in respect of these sums.

5.3	The Company will not provide any office space for Mr Kynoch’s exclusive use, but should he attend the Company offices, the Company will endeavour to make office space available to him, to assist him to carry out his duties.

5.4	Subject to the approval of the Company’s Board, Mr. Kynoch will be entitled to receive an option to purchase 15,000 shares of Common Stock (45,000 shares of Common Stock post 3 for 1 split) of the Company pursuant to the Company’s 2004 Stock Incentive Plan.

6.	EXPENSES

Drumduan Associates will invoice the Company for any expenses reasonably incurred by Mr Kynoch. The Company shall reimburse Mr. Kynoch for business class air travel outside the United Kingdom; all other air travel in the United Kingdom is coach class.

7.	CONFIDENTIALITY

Drumduan Associates shall and shall procure that Mr Kynoch Will, at all times, keep entirely confidential all Information relating to the Company and its subsidiaries which is not in the public domain, and shall not disclose to any party or use any such information unless required to do so by law or with the agreement of the Chief Executive in bona fide discharge of his duties.

8.	CONFLICTS OF INTEREST

We understand that Drumduan Associates may be providing Mr Kynoch’s services to other concerns and Drumduan Associates will procure that he will not, without the consent of the Board, accept any other appointment or enter into any arrangement which might reasonably expected to lead to a conflict of interest arising. In the event of any doubt, please contact the Chief Executive Officer of the Company in advance.

9.	INDEPENDENT ADVICE

Having first notified the Chief Executive Officer or Chairman, the Board has agreed that any director may, in the furtherance of his or her duties, take independent professional advice at the Company’s expense. Any such payment by the Company would be subject to any restriction under company law.

10.	INSURANCE

The Company will use its reasonable endeavours to effect liability insurance which covers directors and officers of the Company and any subsidiary company of the Company, subject to such policy’s terms, conditions and exclusions as the Board decides.

11.	ENTIRE AGREEMENT

This letter, read in conjunction with the Charter Documents of the Company and that certain Indemnity Agreement entered into between the Company and Mr. Kynoch, contains the entire agreement between Drumduan Associates, Mr. Kynoch and the Company concerning the provision of Mr Kynoch’s services as a consultant and a non-executive director and Chairman and it supersedes all previous agreements, whether written, oral, express or implied.

12.	NOTICES

Any notice given under this Agreement shall be deemed to have been duly given if personally by the Company to Drumduan Associates or if sent by either party registered post addressed to the other party (in the case of the Company at its headquarters for the time being and in the case of yourselves at Drumduan Associates’ last known address), and such notice shall be deemed to have been given the day and at the time of delivery (when delivered personally), or on the second day following that on which it was posted (when posted).

13.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of California and, where applicable to the Company as a Delaware Corporation, the Delaware General Corporation Law. The parties agree to submit to the non-exclusive jurisdiction of the County of Santa Clara, California, USA.
Please confirm Drumduan Associates’ agreement to the contents of this letter by signing and returning the accompanying copy to the Company.

Yours sincerely
/s/ Ryan Petersen
Ryan Petersen
OCZ Technology Group, Inc.
I have read and agree the terms of the above

Signed:

For and behalf of Drumduan Associates
Date: May 2006
I confirm that my services are available to Drumduan Associates as a consultant and to the company as a non executive director and will be provided to both parties in accordance with the terms of this letter of appointment and that I will otherwise duly observe the provisions of this letter which relate specifically to me.
George Kynoch
Date: May 2006